UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2015

MEDIACOM LLC

(Exact name of Registrant as specified in its charter)

New York (State of incorporation)	333-82124-01 (Commission File No.)	06-1633421 (IRS Employer Identification No.)

1 Mediacom Way

Mediacom Park, NY 10918

(Address of principal executive offices)

Registrant’s telephone number: (845) 443-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

See disclosure contained in Item 2.03 below, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The operating subsidiaries of Mediacom LLC (the “operating subsidiaries”) have a senior secured bank credit facility (the “credit facility”) that consists of revolving credit commitments and term loans. On December 17, 2015, the operating subsidiaries entered into an Incremental Facility Agreement under the credit agreement governing the credit facility (the “credit agreement”) that provided for a new term loan in the principal amount of $153.5 million (“Term Loan A”). On the same date, the full amount of Term Loan A was borrowed by the operating subsidiaries, with the proceeds used to partially repay the existing Term Loan E under the credit facility. After giving effect to such repayment, Term Loan E had $83.4 million of outstanding borrowings. Following the borrowing of Term Loan A, there are four term loans outstanding under the credit facility (Term Loan A, Term Loan E, Term Loan F and Term Loan G).

As of September 30, 2015, after giving pro forma effect to this transaction and $112.5 million of additional revolving credit commitments established on November 23, 2015, the operating subsidiaries would have had a $1.192 billion credit facility, comprising $829.6 million of term loans and a $362.5 million revolving credit facility. As of the same date, the operating subsidiaries would have had $234.3 million of unused revolving credit commitments, after giving effect to $118.9 million of outstanding loans and $9.3 million of letters of credit issued thereunder to various parties as collateral.

Borrowings under Term Loan A bear interest at a floating rate or rates equal to, at the discretion of the operating subsidiaries, the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 2.25% to 3.50%, or the Prime Rate plus a margin ranging from 1.25% to 2.50%. The applicable margin charged is determined by certain financial ratios pursuant to the credit agreement. Term Loan A matures on November 15, 2021, and is subject to quarterly reductions of $1,918,750 beginning on March 31, 2016. The obligations of the operating subsidiaries under Term Loan A are governed by the terms of the credit agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2015

Mediacom LLC

By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and
Chief Financial Officer